Exhibit 10.13
AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP OF
SOVRAN ACQUISITION LIMITED PARTNERSHIP
          THIS AMENDMENT OF THE LIMITED PARTNERSHIP AGREEMENT OF SOVRAN ACQUISITION LIMITED PARTNERSHIP (the “Partnership”), dated as of July 30, 1999, is authorized by SOVRAN HOLDINGS, INC. (the “General Partner”), a Delaware corporation, as the General Partner (the “Amendment”).
          WHEREAS, pursuant to Sections 4.2 and 14.1.B.(3) of the Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), the General Partner desires to amend the Partnership Agreement to authorize Series B Units as set forth below and to issue such Series B Units to Sovran Self Storage, Inc. (“Sovran”) in connection with the issuance of 1,200,000 shares 9.85% Series B Cumulative Redeemable Preferred Stock (the “Preferred Stock”) by Sovran.
          The Partnership Agreement is hereby amended as follows effective July 30, 1999:
          1. Article I of the Partnership Agreement is hereby amended to add the following additional defined term thereto:
“Series B Units” shall mean the Units of Partnership Interests issued pursuant to Section 4.2.C. hereof.
          2. Article 4 of the Partnership Agreement is hereby amended to add a new Section 4.2.C. as follows:
The Partnership is authorized to issue Series B Units in connection with the issuance of the Preferred Stock by Sovran. The Partnership shall issue to Sovran Series B Units with the terms as set forth below corresponding to the number of shares of Preferred Stock issued by Sovran and Sovran shall make a Capital Contribution to the Partnership equal to the net amount of proceeds raised in connection with such issuance of the Preferred Stock. The terms of the Series B Units are as follows:
     (1) Designation and Amount. A series of Series B Units is hereby established. The number of authorized units of Series B Units shall be 1,700,000.

     (2) Ranking. In respect of rights to the payment of distributions of Available Cash and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership, the Series B Units shall rank senior to the Partnership Units.
     (3) Distribution of Available Cash
          (a) The holders of the outstanding units of Series B Units shall be entitled to receive, when, as and if declared by the General Partner, out of funds legally available for the payment of distributions of Available Cash, cumulative cash distributions of Available Cash at the rate of 9.85% per annum of the $25.00 per unit liquidation preference of the Series B Units (equivalent to an annual rate of $2.4625 per unit). Such distributions of Available Cash shall accrue daily, shall accrue and be cumulative from (but excluding) July 30, 1999 (the “Original Issue Date”) and shall be payable quarterly in arrears in cash on March 31, June 30, September 30 and December 31 (each, a “Distribution Payment Date”) of each year, commencing September 30, 1999; provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distributions which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date and no interest or additional distribution of Available Cash or other sum shall accrue on the amount so payable for the period from and after such Distribution Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Distribution Payment Date, and each subsequent period from and including a Distribution Payment Date to but excluding the next succeeding Distribution Payment Date, is hereinafter called a “Distribution Period”. Distributions of Available Cash shall be payable to holders of record as they appear in the Partnership Agreement at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions of Available Cash that is not more than 30 nor less than ten days prior to such Distribution Payment Date. The amount of any distribution of Available Cash payable for any Distribution Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The distributions of Available Cash payable on any Distribution Payment Date or any other date shall include distributions of Available Cash accrued to but excluding such Distribution Payment Date or other date, as the case may be.
     “Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in Buffalo, New York are authorized or required by law, regulation or executive order to close. All references herein to “accrued and unpaid” distributions of Available Cash on the Series B Units (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, accumulated distributions of Available Cash, if any, on the Series B Units.
     (b) If any unit of Series B Units is outstanding, no full distributions of Available Cash will be declared or paid or set apart for payment on any Partnership Units unless full cumulative distributions of Available Cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Units for all past Distribution Periods and the then current Distribution Period.
     Except as provided in the immediately preceding paragraph, unless full cumulative distributions of Available Cash on the Series B Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Units for all past Distribution Periods and the then current Distribution Period, no distributions of Available Cash shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Partnership Units nor shall any Partnership Units be redeemed, purchased or otherwise acquired for any consideration by the Partnership except for a redemption pursuant to Section 8.6 if the Partnership pays the REIT Shares Amount for such redemption.
     (c) No distributions of Available Cash on the Series B Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.
     Anything in this Section 4.2.C to the contrary notwithstanding, distributions of Available Cash on the Series B Units will accrue and be cumulative from (but excluding) the Original Issue Date whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions of Available Cash and whether or not such distributions of Available Cash is authorized.
     (d) No interest, or sum of money in lieu of interest, shall be payable in respect of any distributions of Available Cash payment or payments on the Series B Units which may be in arrears, and holders of the Series B Units will not be entitled to any distributions of Available Cash, whether payable in cash, securities or other property, in excess of the full cumulative distributions of Available Cash described herein.
     (e) Any distributions of Available Cash payment made on the Series B Units shall first be credited against the earliest accrued but unpaid distributions of Available Cash due with respect to such units.
     (f) No distribution of Available Cash may be paid on the Series B Units if after giving effect to such distribution of Available Cash the Partnership’s total assets would be less than the sum of the Partnership’s total liabilities.
     (4) Liquidation Preference.
     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, then, before any distribution or payment shall be made to the holders of any Partnership Units, the holders of the Series B Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to its Partners liquidating distributions in cash or property at its fair market value as determined by the General Partner in the amount of $25.00 per unit, plus an amount equal to all accrued and unpaid distributions of Available Cash thereon through and including the date of payment.

     (b) After payment to the holders of the Series B Units of the full amount of the liquidating distributions (including accrued and unpaid distributions of Available Cash) to which they are entitled, the holders of Series B Units, as such, shall have no right or claim to any of the remaining assets of the Partnership.
     (c) If liquidating distributions shall have been made in full to all holders of Series B Units, the remaining assets of the Partnership shall be distributed among the holders of Partnership Units according to their respective rights and preferences.
     (d) For purposes of this Section 4.2.C.(4), neither the consolidation or merger of the Partnership with or into any other Partnership, trust or other entity, the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, nor the engagement in a statutory unit exchange by the Partnership, shall be deemed to constitute a liquidation, dissolution or winding up of the Partnership.
     (e) Written notice of any such liquidation, dissolution or winding up of the Partnership stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series B Units at the respective address of such holder as the same shall appear on the unit transfer records of the Partnership.
     (5) Redemption.
     (a) The Series B Units are not redeemable prior to July 30, 2004, except as otherwise provided in paragraph (c) of this Section 4.2.C.(5).
     (b) On and after July 30, 2004, the Partnership may, at its option, upon not less than 30 nor more than 60 days’ prior written notice to the holders of record of the Series B Units to be redeemed, redeem the Series B Units, in whole or from time to time in part, for a cash redemption price equal to $25.00 per unit together with (except as provided in Section 4.2.C.(6)(f) below) all accrued and unpaid distributions of Available Cash to the date fixed for redemption (the “Redemption Price”).

     (c) The Series B Units may also be purchased by the Partnership, in whole or from time to time in part, on the terms and subject to the conditions set forth herein, provided, however, that if the General Partner shall call for purchase of any units of Series B Units pursuant to this Section 4.2.C.(5)(c), the purchase price for such units shall be an amount in cash equal to $25.00 per unit together with (except as provided in Section 4.2.C.(6)(f) below) all accrued and unpaid distributions of Available Cash to the date fixed for redemption.
     (d) Any redemption of units of Series B Units pursuant to Section 4.2.C.(5)(b), shall be made in accordance with the applicable provisions set forth in Section 4.2.C.(6) below. Any date fixed for the redemption of units of Series B Units pursuant to Section 4.2.C.(5)(b) is hereinafter called a “Redemption Date”.
     (6) Procedures for Redemption, Limitations on Redemption.
     (a) If fewer than all of the outstanding units of Series B Units are to be redeemed at the option of the General Partner pursuant to Section 4.2.C.(5)(b) above, the number of units to be redeemed will be determined by the General Partner and the units to be so redeemed shall be selected pro rata from the holders of record of such units in proportion to the number of such units held by such holders (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable manner determined by the General Partner.
     (b) Notice of any redemption pursuant to Section 4.2.C.(5)(b) will be mailed by or on behalf of the Partnership, first class postage prepaid, not less than 30 nor more than 60 days prior to the applicable Redemption Date, addressed to each holder of record of units of Series B Units to be redeemed at the address set forth in the unit transfer records of the Partnership. Any notice which has been mailed in the manner provided for in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the applicable holder receives such notice. In addition to any information required by law, such notice shall state: (1) the Redemption Date; (2) the Redemption Price; (3) the aggregate number of units of Series B Units to be redeemed; (4) the place or places where certificates for such units are to be surrendered for payment of the Redemption Price; and (5) that distributions of Available Cash on the units of Series B Units to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the outstanding units of Series B Units are to be redeemed, the notice mailed to each holder of units to be redeemed shall also specify the number of units of Series B Units to be redeemed from such holder. No failure to mail or defect in such mailed notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any units of Series B Units except as to the holder to whom notice was defective or not given.
     (c) If notice has been mailed in accordance with Section 4.2.C.(6)(b) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption have been irrevocably set aside by the Partnership, separate and apart from its other funds, in trust for the benefit of the holders of the Series B Units so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Redemption Date, distributions of Available Cash on the units of Series B Units so called for redemption shall cease to accrue, such units shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of such units (except the right to receive the Redemption Price together with, if applicable, accrued and unpaid distributions of Available Cash thereon to the Redemption Date) shall terminate. In the event any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date and no interest, additional distributions of Available Cash and other sum shall accrue on the amount payable for the period from and after such Redemption Date to such next succeeding Business Day.
     (d) Upon surrender, in accordance with such notice, of the certificates for any units of Series B Units to be so redeemed (properly endorsed or assigned for transfer, if the Partnership shall so require and the notice shall so state), such units of Series B Units shall be redeemed by the Partnership at the Redemption Price. In case fewer than all the units of Series B Units represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed units of Series B Units without cost to the holder thereof.

     (e) Any deposit of monies with a bank or trust company for the purpose of redeeming Series B Units shall be irrevocable and such monies shall be held in trust for the benefit of the holders of Series B Units entitled thereto, except that (1) the Partnership shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on the monies so deposited in trust; and (2) any balance of the monies so deposited by the Partnership and unclaimed by the holders of the Series B Units entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Partnership and, after any such repayment, the holders of the units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment without interest or other earnings thereon.
     (f) Anything in this Section 4.2.C to the contrary notwithstanding, the holders of record of units of Series B Units at the close of business on a Record Date will be entitled to receive the distributions of Available Cash payable with respect to such units on the corresponding Distribution Payment Date notwithstanding the redemption of such units after such Record Date and on or prior to such Distribution Payment Date or the Partnership’s default in the payment of the distributions of Available Cash due on such Distribution Payment Date, in which case the amount payable upon redemption of such units of Series B Units will not include such distributions of Available Cash (and the full amount of the distributions of Available Cash payable for the applicable Distribution Period shall instead be paid on such Distribution Payment Date to the holders of record on such Record Date as aforesaid). Except as provided in this Section 4.2.C.(6)(b) and except to the extent that accrued and unpaid distribution of Available Cash are payable as part of the Redemption Price pursuant to Section 4.2.C.(6), the Partnership will make no payment or allowance for unpaid distributions of Available Cash, regardless of whether or not in arrears, on units of Series B Units called for redemption.
     (g) Unless full cumulative distributions of Available Cash on all outstanding units of Series B Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no units of Series B Units shall be redeemed unless all outstanding Series B Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the Partnership’s purchase of Series B Units pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding Series B Units. In addition, unless full cumulative distributions of Available Cash on all outstanding units of Series B Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Partnership shall not purchase or otherwise acquire, directly or indirectly, any Series B Units; provided, however, that the foregoing shall not prevent the Partnership’s purchase of Series B Units pursuant to a purchase or exchange offer made on the terms to holders of all outstanding Series B Units.
     (7) Voting Rights. Except as required by law, the holders of the Series B Units shall not have any voting rights.
     (8) Conversion. The Series B Units are not convertible into or exchangeable for any other property or securities of the Partnership.
     (9) Preemptive Rights. Series B Units shall have no preemptive rights.
     (10) Status of Redeemed and Reacquired Series B Units. In the event any units of Series B Units shall be redeemed pursuant to Section 4.2.C.(5) and (6) hereof or otherwise reacquired by the Partnership, the units so redeemed or reacquired shall become authorized but unissued units of Series B Units, available for future issuance and reclassification by the Partnership.
     11. Severability. If any preference, right, voting power, restriction, limitation as to distributions of Available Cash, qualification, term or condition of redemption or other term of the Series B Units is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to distributions of Available Cash, qualifications, terms or conditions of redemption and other terms of the Series B Units which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions of Available Cash, qualification, term or condition of redemption or other term of the

Series B Units shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to distributions of Available Cash qualification, term or condition of redemption or other term of the Series B Units unless so expressed herein.
          3. Exhibit A of the Partnership Agreement is amended to read as set forth on the attachment hereto.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 30th day of July, 1999.
General Partner:
SOVRAN HOLDINGS, INC.

By	/s/ David L. Rogers David L. Rogers, Chief Financial Officer

EXHIBIT A

		Number of	Percentage Interest
Partners’ Names and Addresses		Units	in the Partnership
Series B Units

	Sovran Self Storage, Inc.	1,200,000
	5166 Main Street Williamsville, NY 14221

Partnership Units

1.	General Partner:	219,566.71	1.6437%

	Sovran Holdings, Inc. 5166 Main Street Williamsville, NY 14221

2.	Limited Partner(s):	12,285,761.29	91.9706

	Sovran Self Storage, Inc. 5166 Main Street Williamsville, NY 14221

3.	Thomas S. Hinkel	6327.8	0.0474
	942 Creek Drive Annapolis, MD 21403

4.	Hinkel Investment Limited	12,459.37	0.0933
	942 Creek Drive Annapolis, MD 21403

5.	Harold Samloff	60,571.425	0.4534
	400 University Avenue Rochester, NY 14607

6.	Laurence C. Glazer	60,571.425	0.4534
	400 University Avenue Rochester, NY 14607

7.	Montague-Betts Company	214,974.5	1.6093
	P.O. Box 11929 Lynchburg, VA 24506

8.	D.W.B. Associates	28,953.02	0.2167
	P.O. Box 11929 Lynchburg, VA 24506

		Number of	Percentage Interest
Partners’ Names and Addresses		Units	in the Partnership
9.	D. Joseph Snyder & Beverly B. Snyder	19,917.01	0.1491
	as tenants in common 5700 Sloop Court New Bern, NC 28560

10.	Frank M. Bingman	19,917.01	0.1491
	565 Brentwater Road Camp Hill, PA 17011

11.	Morgan S. Whiteley	9,958.50	0.0745
	11714 Amkin Drive Clifton, VA 22024

12.	Marlene Whiteley	9,958.50	0.0745
	11714 Amkin Drive Clifton, VA 22024

13.	Charles F. Waldner, Jr. and	323,454.67	2.4214
	Marjorie W. Waldner 1600 South Dixie Highway #1C Boca Raton, FL 33482

14.	R. Scott Morrison, Jr. Trust	40,859.03	0.3059
	243 N.E. Fifth Avenue Delray Beach, FL 33483

15.	Charles E. Waldner, Jr.	36,948.33	0.2765
	P.O. Box 1240 Boca Raton, FL 33429-1240

16.	Marjorie Waldner	4,255.70	0.319
	1869 Sabel Palm Drive Boca Raton, FL 33423

17.	Bradley & Janice Middlebrook	3,910.70	0.0293
	1801 Royal Palm Way Boca Raton, FL 33432-7443

AMENDMENT TO AGREEMENT OF
LIMITED PARTNERSHIP OF
SOVRAN ACQUISITION LIMITED PARTNERSHIP
          This AMENDMENT OF THE AGREEMENT OF LIMITED PARTNERSHIP OF SOVRAN ACQUISITION LIMITED PARTNERSHIP, dated as of July 3, 2002 (this “Amendment”), is being executed by Sovran Holdings, Inc., a Delaware corporation (the “General Partner”), as the general partner of Sovran Acquisition Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 4.2 and 14.1.B.3 of the Agreement of Limited Partnership of Sovran Acquisition Limited Partnership, dated as of June 1, 1995, as amended (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
          WHEREAS, on July 3, 2002, Sovran Self Storage, Inc., a Maryland corporation (“Sovran”) filed Articles Supplementary amending its Charter to designate and classify 2,800,000 shares of authorized but unissued shares of its preferred stock, par value $.01 per share, as shares of its Series C Convertible Cumulative Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”);
          WHEREAS, in accordance with Section 4.2 of the Agreement, upon the issuance of any such shares of Series C Preferred Stock, Sovran will contribute the net cash proceeds from such issuance to the Partnership in exchange for a number of Partnership Preferred Units equal to the number of shares of Series C Preferred Stock so issued, which Partnership Preferred Units shall have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the Series C Preferred Stock, except as otherwise set forth herein; and
          WHEREAS, pursuant to Section 4.2.A of the Agreement, the General Partner is authorized to determine the relative rights and powers of such Partnership Preferred Units in its sole discretion.
          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:
               II. The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit F”, in the form attached hereto, which shall be attached to and made a part of the Agreement.
               III. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

SOVRAN HOLDINGS, INC. GENERAL PARTNER

By: Name:	/s/ Kenneth F. Myszka Kenneth F. Myszka
Title:	President and Chief Operating Officer

     EXHIBIT F
PARTNERSHIP UNIT DESIGNATION OF THE SERIES C
PARTNERSHIP PREFERRED UNITS OF
SOVRAN ACQUISITION LIMITED PARTNERSHIP
     1). Number of Units and Designation.
          A class of Partnership Preferred Units is hereby designated as “Series C Partnership Preferred Units,” and the number of Partnership Preferred Units constituting such series shall be 2,800,000.
     2). Definitions.
          For purposes of the Series C Partnership Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:
“Agreement” shall mean the Agreement of Limited Partnership of the Partnership, dated as of June 1, 1995, as amended.
“Call Date” shall have the meaning set forth in paragraph (a) of Section 5 of this Exhibit F.
“Change of Control” shall mean each occurrence of any of the following:
(i)	the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the voting power, under ordinary circumstances, to elect directors of Sovran or more than 25% of the equity interests in the Partnership;

(ii)	(A) Sovran consolidates with or merges into another entity or Sovran or the Partnership conveys, transfers, or leases outside the ordinary course of business all or substantially all of its assets in one or a series of transactions during an 18-month period (including, but not limited to, real property investments) to any individual or entity, or (B) any entity consolidates with or merges into Sovran which, in the case of a merger or consolidation under (A) or (B) is pursuant to a transaction in which (x) the outstanding Common Stock is reclassified or changed into or exchanged for cash, securities or other property or (y) the merger or consolidation of Sovran with or into another entity in a transaction in which Sovran is not the surviving entity or in which more than 50% of the voting securities of Sovran is transferred; provided, however, that the events described in this clause (ii) shall not be deemed to be a Change of Control if the sole purpose and effect of such event is that Sovran is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust; or

(iii)	other than with respect to the election, resignation or replacement of any director of Sovran designated, appointed or elected by the holders of any outstanding series of preferred stock of Sovran (each a “Preferred Director”), during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election by such Board of Directors or whose nomination for election by the stockholders of Sovran was approved by a vote of a majority of the directors of Sovran (excluding Preferred Directors) then still in office who were either directors of Sovran at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.
“Common Stock” shall mean the Common Stock, $0.01 par value per share, of Sovran or such             shares of Sovran’s capital stock into which outstanding shares of Common Stock shall be reclassified.
“Distribution Payment Date” shall mean any date on which cash dividends are paid on all outstanding shares of the Series C Preferred Stock.
“Junior Partnership Units” shall have the meaning set forth in paragraph (c) of Section 9 of this Exhibit F.
“Parity Partnership Units” shall have the meaning set forth in paragraph (b) of Section 9 of this Exhibit F.
“Partnership” shall mean Sovran Acquisition Limited Partnership, a Delaware limited partnership.
“Partnership Common Units” shall mean a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Section 4.1 of the Agreement.
“Repurchase Date “ shall have the meaning set forth in paragraph (a) of Section 6 of this Exhibit F.
“Senior Partnership Units” shall have the meaning set forth in paragraph (a) of Section 9 of this Exhibit F.
“Series C Articles Supplementary” means the Articles Supplementary to the Amended and restated Articles of Incorporation of Sovran, dated July 2, 2002 designating the Series C Preferred Stock.
“Series C Partnership Preferred Unit” means a Partnership Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit F. It is the intention of the General Partner that each Series C Partnership Preferred Unit shall be substantially the economic equivalent of one share of Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Convertible Cumulative Preferred Stock, par value $0.01 per share, of Sovran, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Series C Articles Supplementary.
     3). Distributions.
          On every Distribution Payment Date, the holders of Series C Partnership Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series C Partnership Preferred Unit equal to the per share dividend payable on the Series C Preferred Stock on such Distribution Payment Date. Each such distribution shall be payable to the holders of record of the Series C Partnership Preferred Units, as they appear on the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series C Preferred Stock on such Distribution Payment Date. Holders of Series C Partnership Preferred Units shall not be entitled to any distributions on the Series C Partnership Preferred Units, whether payable in cash, property or stock, except as provided herein.
     4). Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holder of Junior Partnership Units, the holders of Series C Partnership Preferred Units shall be entitled to receive the greater of: (x) Twenty-Five Dollars($25.00) per Series C Partnership Unit, plus an amount per Series C Partnership Preferred Unit equal to all dividends (whether or not declared) accumulated, accrued and unpaid on one share of Series C Preferred Stock to the date of final distribution to such holders; or (y) the amount per Series C Partnership Preferred Unit a holder would receive if such holder converted his or her Series C Partnership Preferred Units into Partnership Common Units immediately prior to such liquidation, dissolution or winding-up (the “Liquidation Preference”); but such holders shall not be entitled to any further payment. Until the holders of the Series C Partnership Preferred Units have been paid the Liquidation Preference in full, no payment shall be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series C Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Partnership Preferred Units and any such Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series C Partnership Preferred Units and any such other Parity Partnership Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, the occurrence of an event described in paragraph (ii) of the definition of Change of Control shall be deemed a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership, unless waived in writing by a majority in interest of the holders of the Series C Partnership Preferred Units.
          (b) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series C Partnership Preferred Units and any Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Junior Partnership

Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Partnership Preferred Units and any Parity Partnership Units shall not be entitled to share therein.
     5). Redemption.
          Series C Partnership Preferred Units shall be redeemable by the Partnership as follows:
          (a) At any time that Sovran exercised its rights to redeem all or any of the shares of Series C Preferred Stock, the General Partner shall cause the Partnership to redeem an equal number of Series C Partnership Preferred Units, at a redemption price per Series C Partnership Preferred Unit equal to the same price paid by Sovran to redeem the Series C Preferred Stock, and such price shall be paid in the same manner as paid by Sovran for the Series C Preferred Stock redeemed on the same date as the date of redemption of the Series C Preferred Stock (the “Call Date”), in the manner set forth herein; provided, however, that in the event of a redemption of Series C Partnership Preferred Units, if the Call Date occurs after a dividend record date for the Series C Preferred Stock and on or prior to the related Distribution Payment Date, the distribution payable on such Distribution Payment Date in respect of such Series C Partnership Preferred Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Series C Partnership Preferred Units on the applicable dividend record date, and shall not be payable as part of the redemption price for such Series C Partnership Preferred Units.
          (b) If the Partnership shall redeem Series C Partnership Preferred Units pursuant to paragraph (a) of this Section 5, from and after the Call Date (unless the Partnership shall fail to make available the amount of cash or other forms of consideration necessary to effect such redemption), (i) except for payment of the redemption price, the Partnership shall not make any further distributions on the Series C Partnership Preferred Units so called for redemption, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Partnership Preferred Units of the Partnership shall cease except the rights to receive the cash payable upon such redemption, without interest thereon; provided, however, that if a Call Date occurs after a dividend record date for the Series C Preferred Stock and on or prior to the related Distribution Payment Date, the full distribution payable on such Distribution Payment Date in respect of such Series C Partnership Preferred Units called for redemption shall be payable on such Distribution Payment Date to the holders of record of such Series C Partnership Preferred Units on the applicable dividend record date notwithstanding the prior redemption of such Series C Partnership Preferred Units. No interest shall accrue for the benefit of the holders of Series C Partnership Preferred Units to be redeemed on any cash set aside by the Partnership.
     6). Repurchase
          Series C Partnership Preferred Units shall be repurchased by the Partnership if Sovran is required to repurchase any of the shares of Series C Preferred Stock pursuant to the terms of the Series C Articles Supplementary.
          (a) At the time that Sovran repurchases any of the shares of Series C Preferred Stock, the General Partner shall cause the Partnership to repurchase an equal number of Series C Partnership Preferred Units, at a price per Series C Partnership Preferred Unit equal to the repurchase price specified in the Series

C Articles Supplementary for the shares of Series C Preferred Stock, and such price shall be paid in the same manner as paid by Sovran for the Series C Preferred Stock repurchased on the same date as the date of repurchase of the Series C Preferred Stock (the “Repurchase Date”), in the manner set forth herein; provided, however, that in the event of a repurchase of Series C Partnership Preferred Units, if the Repurchase Date occurs after a dividend record date for the Series C Preferred Stock and on or prior to the related Distribution Payment Date, the distribution payable on such Distribution Payment Date in respect of such Series C Partnership Preferred Units to be repurchased shall be payable on such Distribution Payment Date to the holders of record of such Series C Partnership Preferred Units on the applicable dividend record date, and shall not be payable as part of the Repurchase Price for such Series C Partnership Preferred Units.
          (b) If the Partnership shall repurchase Series C Partnership Preferred Units pursuant to paragraph (a) of this Section 6, from and after the Repurchase Date (unless the Partnership shall fail to make available the amount of cash or other forms of consideration necessary to effect such redemption), (i) except for payment of the repurchase price, the Partnership shall not make any further distributions on the Series C Partnership Preferred Units repurchased, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Partnership Preferred Units of the Partnership shall cease except the rights to receive the cash payable upon such repurchase, without interest thereon; provided, however, that if a Repurchase Date occurs after a dividend record date for the Series C Preferred Stock and on or prior to the related Distribution Payment Date, the full distribution payable on such Distribution Payment Date in respect of such Series C Partnership Preferred Units to be repurchased shall be payable on such Distribution Payment Date to the holders of record of such Series C Partnership Preferred Units on the applicable dividend record date notwithstanding the prior repurchase of such Series C Partnership Preferred Units. No interest shall accrue for the benefit of the holders of Series C Partnership Preferred Units to be repurchased on any cash set aside by the Partnership.
     7). Status of Reacquired Units.
          All Series C Partnership Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
     8). Conversion.
          Series C Partnership Preferred Units shall be convertible as follows:
          (a) Upon any conversion of shares of Series C Preferred Stock into shares of Common Stock, the General Partner shall cause a number of Series C Partnership Preferred Units equal to the number of such converted shares of Series C Preferred Stock to be converted by the holders thereof into Partnership Units. The conversion ratio in effect from time to time for the conversion of Series C Partnership Preferred Units into Partnership Units pursuant to this Section 8 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series C Preferred Stock into Common Stock.
          (b) In the event of a conversion of any Series C Partnership Preferred Units, the Partnership shall make a cash payment to the holder thereof equal to the cash payment required to be made by Sovran to the holder of the shares of Series C Preferred Stock the conversion of which required the conversion of such Series C Partnership Preferred Units. Holders of Series C Partnership Preferred Units at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such units on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such Distribution Payment Date. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions on converted units or for distributions on the Partnership Units issued upon such conversion. Each conversion of Series C Partnership Preferred Units into Partnership Units shall be deemed to have been effected at the same time and date that the corresponding conversion of Series C Preferred Stock into Common Stock is deemed to have been effected.
          (c) No fractional Partnership Units shall be issued upon conversion of Series C Partnership Preferred Units. Instead of any fractional Partnership Units that would otherwise be deliverable upon the conversion of Series C Partnership Preferred Units, the Partnership shall pay to the holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted shares of Series C Preferred Stock in lieu of fractional shares of Common Stock.
          (d) The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of (i) the issue or delivery of Partnership Units or other securities or property on conversion or redemption of Series C Partnership Preferred Units pursuant hereto, and (ii) the issue or delivery of Common Stock or other securities or property on conversion or redemption of Series C Preferred Stock pursuant to the terms hereof.
     9). Ranking.
          Any class or series of Partnership Units of the Partnership shall be deemed to rank:
          (a) prior or senior to the Series C Partnership Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Partnership Preferred Units (“Senior Partnership Units”);
          (b) on a parity with the Series C Partnership Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series C Partnership Preferred Units if the holders of such class or series of Partnership Units and the Series C Partnership Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other (the Partnership Units referred to in this paragraph being hereinafter referred to as “Parity Partnership Units”), and
          (c) junior to the Series C Partnership Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Series C Partnership Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon

\

liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in this paragraph being hereinafter referred to, collectively, as “Junior Partnership Units”).
          The Series B Partnership Preferred Units are Parity Partnership Units and the Series A Partnership Preferred Units are Junior Partnership Units.
     10). Special Allocations.
          (a) Gross income and, if necessary, gain shall be allocated to the holders of Series C Partnership Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holders of Series C Partnership Preferred Units receive a distribution on any Series C Partnership Preferred Units (other than an amount included in any redemption pursuant to Section 5 hereof) with respect to such Fiscal Year.
          (b) If any Series C Partnership Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Series C Partnership Preferred Units to the extent that the redemption amounts paid or payable with respect to the Series C Partnership Preferred Units so redeemed exceeds the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Series C Partnership Preferred Unit allocable to the Series C Partnership Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holders of Series C Partnership Preferred Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Series C Partnership Preferred Unit allocable to the Series C Partnership Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series C Partnership Preferred Units so redeemed.
     11). Restrictions on Ownership.
          The Series C Partnership Preferred Units shall be owned and held solely by Sovran or the General Partner.
     12). Vote Required for Amendment, Merger, Consolidation, etc.
          So long as any Series C Partnership Preferred Units are outstanding, in addition to any other vote or consent required by law or by the Agreement, the affirmative vote of at least 66-2/3% of the holders of the Series C Partnership Preferred Units, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (a) Any amendment, alteration or repeal of any of the provisions of the Agreement, or this Exhibit F thereto, that materially and adversely affects the powers, rights or preferences of the holders of the shares of Series C Partnership Preferred Units; provided, however, that the amendment of the provisions of the Agreement so as to authorize or create or to increase the authorized amount of, any Junior Partnership Units, or other Units that are not senior in any respect to the Series C Partnership Preferred Units or any Parity Partnership Units shall not be deemed to materially adversely affect the powers, rights or preferences of the holders of Series C Partnership Preferred Units; or
     (b) An exchange that affects the Series C Partnership Preferred Units, a consolidation with or merger of the Partnership into another entity, or a consolidation with or merger of another entity into the Partnership, unless in each such case each Series C Partnership Preferred Unit (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred securities of the surviving entity having preferences, conversion or other rights, powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series C Partnership Preferred Unit (except for changes that, do not materially and adversely affect the holders of the Series C Partnership Preferred Units); or
     (c) The authorization, reclassification or creation of, or the increase in the authorized amount of, any Units of any series, or any security convertible into Units of any series, ranking prior to the Series C Partnership Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership or in the payment of distributions; or
     (d) Any increase in the authorized amount of Series C Partnership Preferred Units or decrease in the authorized amount of Series C Partnership Preferred Units below the number of Series C Partnership Preferred Units then issued and outstanding;
provided, however, that no such vote of the holders of Series C Partnership Preferred Units shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior Units or convertible security is to be made, as the case may be, provision is made for the redemption or repurchase of all Series C Partnership Preferred Units at the time outstanding to the extent such redemption or repurchase is authorized by Section 5 or 6 hereof.
          For purposes of the foregoing provisions of this Section 12, each Series C Partnership Preferred Unit shall have one (1) vote, except that when any other series of Preferred Units shall have the right to vote with the Series C Partnership Preferred Units as a single class on any matter, then the Series C Partnership Preferred Units and such other series shall have with respect to such matters one (1) vote per $25.00 of stated value. Except as otherwise required by applicable law or as set forth herein, the Series C Partnership Preferred Units shall not have any relative, participating, optional or voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Partnership action.
     13). General
          (a) The ownership of Series C Partnership Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Series C Partnership Preferred Units.

          (b) The rights of the General Partner or Sovran, in their capacity as holder of the Series C Partnership Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner or Sovran, respectively, in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner or Sovran under the Agreement, other than in their capacity as holders of the Series C Partnership Preferred Units.
     14). Economic Equivalency.
          Notwithstanding any other provision of this Exhibit F, the shares of Series C Preferred Stock and the Series C Partnership Preferred Units are intended to be substantially equivalent in distributions and other payments. In the event that any provision of this Exhibit F would result in a different distribution or other payments being made to the holder of a Series C Partnership Preferred Units than to a holder of a share of Series C Preferred Stock, this Exhibit F shall be deemed automatically amended to conform to the terms of the Series C Articles Supplementary with respect to such distribution or other payment.